EXHIBIT 10.1

FORM OF RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”), is made as of ___________, 2016 (the “Grant Date”), by and between Monster Beverage Corporation, a Delaware corporation (the “Company”), and ___________ (“Holder”).

Preliminary Recitals

A.                                Holder is a member of the Board of Directors of the Company (the “Board”) who: (i) is not an employee of the Company or its subsidiaries or its Affiliates; (ii) does not serve as a consultant of the Company or its subsidiaries or Affiliates and (iii) the Company is not contractually obligated to nominate as a Director.

B.                                 Pursuant to the 2009 Monster Beverage Corporation Stock Incentive Plan for Non-Employee Directors (the “Plan”), the Company desires to grant Holder Restricted Stock Units subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth below.

C.                                 Capitalized terms not otherwise defined in this Agreement shall have the meaning given to them in the Plan.

NOW, THEREFORE, the Company and Holder agree as follows:

1.                                    Grant of Restricted Stock Units.  The Company hereby grants to the Holder, subject to the terms and conditions set forth herein and in the Plan, ____ Restricted Stock Units, each of which shall be deemed to be the equivalent of one Share.

2.                                    Vesting.  The Restricted Stock Units shall vest with respect to 100% of such Restricted Stock Units upon the earliest to occur of (a) the last business day prior to the date of the Company’s annual shareholder meeting in the calendar year following the calendar year in which the Grant Date occurs, (b) a Change of Control, (c) the Holder’s death and (d) the date of the termination of the Holder’s service with the Company by the Company due to the Holder’s Disability (such date, the “Vesting Date”), in each case provided that the Holder remains an Eligible Director through the applicable Vesting Date.

3.                                    Payment of Restricted Stock Units.   The Company shall make a payment to the Holder of the Restricted Stock Units on the earliest practicable date (but no later than thirty (30) days after the Vesting Date) in the form of Shares equal to the number of vested Restricted Stock Units or the cash equivalent of such shares as of the Vesting Date, as determined by the Board.

4.                                    Nontransferability.  Unless otherwise determined by the Board, the Restricted Stock Units shall not be transferable other than by will or by the laws of descent and distribution.

5.                                    Adjustments.   In the event of any change in the outstanding Shares after the Grant Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Board in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number and/or kinds of shares or other securities subject to the Restricted Stock Units, if any.  Any adjustment under this clause 5 shall be made by the Board, whose determination as to what adjustments shall be made, if any, and the extent thereof, will be final, binding and conclusive.  No fractional Restricted Stock Units will be issued under this Agreement resulting from any such adjustment.

6.                                    No Rights as Stockholder.    Holder shall have no rights as a stockholder with respect to the Restricted Stock Units.  The Holder’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company.  The Holder has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Restricted Stock Units on the payment date.  In the event that shares are paid to the Holder in respect of the Restricted Stock Units, Holder shall not have any rights as a shareholder with respect to such shares prior to the date of issuance to him of a certificate or certificates for such shares.

7.                                    No Right to Continue Membership on Board.  This Agreement shall not confer upon Holder any right with respect to continuance on the Board nor shall it interfere in any way with the rights of Holder to terminate his membership on the Board at any time.

8.                                    Compliance With Law and Regulation.  This Agreement and the obligation of the Company to deliver Shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

9.                                    Notices.  Any notice hereunder to the Company shall be addressed to it at its office at 1 Monster Way, Corona, California 92879, Attention: Rodney C. Sacks with a copy to ___________________________, and any notice hereunder to Holder shall be addressed to him at ___________________________, subject to the right of either party to designate at any time hereafter in writing some other address.

10.                            Amendment.   No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by both parties.

11.                            Governing Law. This Agreement shall be construed according to the laws of the State of Delaware and all provisions hereof shall be administered according to and its validity shall be determined under, the laws of such State, except where preempted by federal laws.

12.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Monster Beverage Corporation has caused this Agreement to be executed by a duly authorized officer and Holder has executed this Agreement both as of the day and year first above written.

MONSTER BEVERAGE CORPORATION

By:
Rodney Sacks
Chairman/Chief Executive Officer